UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number: 01-13116


                    FRANCHISE FINANCE CORPORATION OF AMERICA
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             (Exact name of registrant as specified in its charter)


                           17207 North Perimeter Drive
                            Scottsdale, Arizona 85255
                                 (480) 585-4500
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $0.01 per share
                         Preferred Share Purchase Rights
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)   [X]
     Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [X]

     Approximate number of holders of record of the Common Stock as of the certification or notice date: NONE

     Pursuant to the requirements of the Securities Exchange Act of 1934, GE Capital Franchise Finance Corporation (as successor-in-interest to Franchise Finance Corporation of America) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 7, 2001                 By: /s/ John Barravecchia
                                         ---------------------------------
                                         Name:  John Barravecchia
                                         Title: Chief Financial Officer